EXHIBIT 99.1

500 George Washington Highway
Smithfield, RI 02917
FOR IMMEDIATE RELEASE
Press Release

Contact Information:
Investor Relations:	FGXI:
Idalia Rodriguez	Anthony Di Paola
ICR Inc.	Chief Financial Officer
203-682-8264	401-719-2253

FGX International Reports Strong Sales and Earnings Growth for the
Second Quarter and First Six Months of 2008

Smithfield, RI (July 29, 2008) – FGX International (NASDAQ:FGXI), a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry, today announced financial results for its second quarter and six months ended June 28, 2008.

Highlights for the quarter include:

•	Net sales increased 14% to $71.6 million in the current quarter from $62.6 million in the second quarter of 2007.
•	Net income increased 173% to $4.1 million in the current quarter from $1.5 million in the second quarter of 2007.
•	Earnings per diluted share increased to $0.19 in the second quarter of 2008 from $0.10 in the second quarter of 2007, a 91% increase.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 22% to $13.1 million in the current quarter from $10.7 million in the second quarter of 2007.

Net Sales by Segment:	2nd Quarter	2nd Quarter	$ Inc /	% Inc /
($ amounts in thousands)	2008	2007	(Dec)	(Dec)
Non-prescription Reading Glasses	$31,266	$27,562	$3,704	13%
Sunglasses & Prescription Frames	$25,675	$19,670	$6,005	31%
Costume Jewelry	$4,309	$5,062	$(753)	(15)%
International	$10,315	$10,320	$(5)	—%
Total	$71,565	$62,614	$8,951	14%

CEO Alec Taylor commented, “We enjoyed excellent financial results during the second quarter of 2008 and generated momentum which we are working hard to sustain. Both our non-prescription reading glasses and sunglasses businesses experienced double digit year over year growth in a very difficult retail environment. We continued to add to our leadership position in both of these categories through organic growth and the addition of new retail accounts, behind our Foster Grant and Magnivision brands. We achieved these results while maintaining strong margins and improving our working capital metrics.”

Highlights for the first six months include:

•	Net sales increased 6% to $130.8 million in the first six months of 2008 from $123.8 million in the first six months of 2007.
•	Net income increased 84% to $6.3 million in the first six months of 2008 from $3.4 million in the first six months of 2007.
•	Earnings per diluted share increased to $0.29 in the first six months of 2008 from $0.23 in the first six months of 2007, a 28% increase.
•	Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 2% to $23.6 million in the first six months of 2008 from $23.3 million in the first six months of 2007.

Net Sales by Segment:	Six Months	Six Months	$ Inc /	% Inc /
($ amounts in thousands)	2008	2007	(Dec)	(Dec)
Non-prescription Reading Glasses	$58,553	$55,137	$3,416	6%
Sunglasses & Prescription Frames	$43,794	$36,510	$7,284	20%
Costume Jewelry	$7,704	$11,035	$(3,331)	(30)%
International	$20,737	$21,081	$(344)	(2)%
Total	$130,788	$123,763	$7,025	6%

The increase in non-prescription reading glasses sales for both the second quarter and first six months of 2008 was due to organic growth at existing customers and the rollout of programs at two national retailers. The year-over-year improvement was negatively impacted by a non-anniversaried rollout at a major customer during the first quarter of 2007.

The increase in sales in the sunglasses and prescription frame segment for both the quarter and six months was due to organic growth at existing customers and higher sales related to a promotional program at a major customer.

Sales in the Company’s international segment were flat for the second quarter and down slightly in the first six months, compared to the prior period, as a result of a non-anniversaried reading glasses roll-out in the UK in the first quarter of 2007 and lower than expected sunglasses sales in the second quarter of 2008. These results were partially offset by higher sales across all product lines in Canada for both the current quarter and the first six months of 2008.

CEO Alec Taylor commented, “We are pleased to report such strong sales and earnings for the first six months of 2008. The first quarter of 2008 was a difficult comparison due to the Walgreens rollout a year ago, but the strength of our second quarter results led to an outstanding first half of 2008. We continued to build the value of our brands during the first half of 2008 while delivering consistently strong sales and earnings supported by excellent gross and operating profit margins.”

A reconciliation of EBITDA and Free Cash Flow, which are non-GAAP measures, are included in the Consolidated Statements of Income and Other Selected Data, and related notes thereto, attached to this release. The Company believes that non-GAAP measures are useful for an understanding of its ongoing business.

Additional Results

The following additional results were experienced in the second quarter and the first six months of 2008:

•
In the second quarter of 2008, gross margin as a percentage of net sales was 52.5% versus 54.0% in the comparable period for the prior year. For the first six months of 2008, gross margin as a percentage of net sales was 53.1% compared to 53.0% in the prior year period. The decrease in the quarter was principally due to higher sales of lower margin sunglasses in the current period versus the prior year period.

•
In the second quarter of 2008, operating income increased to $8.1 million from $5.9 million in the second quarter of 2007. For the first six months of 2008, operating income decreased to $13.7 million from $14.0 million in the comparable period for the prior year. The increase in operating income for the second quarter of 2008 was driven by increased sales and a non-anniversaried $1.9 million abandoned lease charge incurred during the second quarter of 2007. This was partially offset by higher operating costs, principally fixture depreciation expense, freight costs and costs associated with being a public company.

•
Capital expenditures were $2.9 million in the second quarter of 2008 compared to $2.3 million in the second quarter of 2007 and $6.9 million in the first six months of 2008 compared to $7.9 million during the first six months of 2007. The increase during the quarter was related to the purchases of store displays to support new business rollouts. The decrease in the first six months of 2008 was the result of the capital investment made in the prior year period to support the rollout of a new non-prescription reading glasses and sunglasses program at a major customer.

•
Days sales outstanding improved to 60 days in the current quarter from 76 days in the second quarter of fiscal 2007 and improved to 74 days in the first six months of 2008 from 80 days in the first six months of 2007. This improvement was due to an increased focus on working capital management.

•
Inventory days on hand improved to 94 days in the current quarter from 128 days in the second quarter of fiscal 2007 and improved to 104 days in the first six months of 2008 from 115 days in the first six months of 2007. This improvement was due to better inventory management.

•
Stock compensation expense was $0.6 million, or $0.02 per diluted share, in the current quarter compared to $0.2 million, or $0.01 per diluted share, in the second quarter of 2007. Stock compensation expense was $1.1 million, or $0.03 per diluted share, in the first six months of 2008 compared to$0.4 million, or $0.01 per diluted share, in the first six months of 2007.

•
During the second quarter of 2008, the Company repurchased an additional 91,788 of its outstanding ordinary shares at an average price per share of $10.64 under its stock buyback program. For the first six months of 2008, the Company repurchased a total of 133,788 of its outstanding ordinary shares at an average price per share of $11.07 under its stock buyback program. The Company has approximately $10.5 million of stock buyback authorization remaining under the previously approved program.

Update of Key Accounts

•	During the second quarter, the Company shipped product related to the previously announced reading glasses program at Borders bookstores.

•
During the month of July, the Company reached an agreement in principle to replace a direct import, private label sunglasses program at Walgreens. This program is in addition to the Foster Grant sunglasses program already provided to Walgreens. Subject to signing a definitive agreement, the Company expects to ship approximately $3 to $4 million of product in connection with this program in the fourth quarter of 2008.

•	There has been no change from the previously announced intention of Wal-Mart to begin the direct importing of the opening price point reading glasses program formerly provided by the Company.

Outlook

For the third quarter of 2008, the Company currently expects net sales in the range of $58 to
$60 million, earnings per diluted share in the range of $0.15 to $0.17 and EBITDA in a range of $11 and $13 million.

The Company anticipates stock compensation expense to be approximately $0.6 million, or $0.02 per diluted share, in the third quarter of 2008.

Full year 2008 guidance remains unchanged from the full year 2008 outlook given in the Company’s February 20 earnings release: $256 to $262 million of net sales, earnings per diluted share in the range of $0.72 to $0.80 and EBITDA in the range of $54 to $59 million. Earnings per diluted share guidance for the third quarter and full year 2008 are based upon weighted average diluted shares of 21.5 million.

Conference Call Information

The Company will host a conference call on Wednesday, July 30, 2008 at 8:30AM ET to discuss its financial results. To access the conference call information, please visit www.fgxi.com under the tab “Investors”. To participate by telephone please dial 888-680-0865. International callers please dial 617-213-4853. The access code is 66702814. Investors are advised to dial into the call at least ten minutes prior to the call.

A replay of the conference call will be available through Wednesday, August 6, 2008. To access the replay by phone, the domestic dial-in number is 888-286-8010 and the international dial-in is 617-801-6888. The access code for the replay is 62983494. To access the replay via webcast, please visit www.fgxi.com under the tab "Investors".

About FGX International

FGX International Holdings Limited is a leading designer and marketer of non-prescription reading glasses, sunglasses and costume jewelry with a portfolio of established, highly recognized eyewear brands including Foster Grant®, Magnivision®, Angel ™ , Gargoyles® and Anarchy® . The Company does business through offices in Smithfield, Rhode Island, Bentonville, Arkansas, New York City, Toronto, Canada, Mexico City, Mexico, Stoke-on-Trent, United Kingdom and Shenzhen, China.

Forward-Looking Statements

Statements in this press release that are not statements of historical fact or that express our confidence, expectations, objectives, intentions, plans, or strategies or otherwise anticipate the future, including, without limitation, statements regarding our future prospects, revenues, costs, results of operations and profitability contained in the Outlook section of this press release, are forward-looking statements.  These forward-looking statements are not guarantees of future performance, and they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the forward-looking statements.  These risks and uncertainties include, but are not limited to: the failure to execute, or the timing of execution of, anticipated customer contracts, including the Walgreens contract; the Company’s ability to achieve its business plans; the Company or others may discover that the Company’s products must be recalled because of defects; consumers, retailers, shareholders and/or others may bring litigation or other claims against the Company related to recalled products that may cause it to incur substantial costs to resolve; customer acceptance of our existing or new products; interruptions of supply from our Asian product manufacturers; lost production capacity, production errors and quality control errors, political instability, or changing conditions in transportation services; other risks associated with our international operations, including foreign currency exchange rate fluctuations and the impact of quotas, tariffs, or other restrictions on the importation or exportation of our products; failure to maintain proper inventory levels; material changes in customers’ inventory and working capital policies; a material reduction or cessation of purchases by any of our largest customers; failure to comply with federal or state regulation of the distribution or sale of our products; the uncertainty of the litigation process including the risk of an unfavorable result in current or future litigation; depending upon market conditions, the Company may not complete the stock buyback program; interest rate fluctuations; the Company’s credit insurance may not cover all of our outstanding accounts receivable; and disruption due to weather, fire or other unforeseen circumstances in our principal distribution center.

These and other risks and uncertainties that could cause our actual results to differ from those contemplated by any forward-looking statement are discussed in more detail in Part I, Item 1A – Risk Factors in our Form 10-K for the year ended December 29, 2007, which we may update in Part II, Item 1A – Risk Factors in Quarterly Reports on Form 10-Q we have filed or will file thereafter.  Forward-looking statements contained in this press release speak only as of the date hereof.  We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

# # #

FGX INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA
(Unaudited, in thousands, except per share data)

	Three Months Ended
	June 28, 2008	June 30, 2007

Net sales:
Non-prescription Reading Glasses	$31,266	$27,562
Sunglasses and Prescription Frames	25,675	19,670
Costume Jewlery	4,309	5,062
International	10,315	10,320

Total net sales	71,565	62,614
Cost of sales	34,018	28,813
Gross profit	37,547	33,801

Operating expenses:
Selling expenses	21,708	19,550
General and administrative expenses	6,439	4,898
Amortization of acquired intangibles	1,296	1,543
Abandoned lease charge	-	1,865
Total operating expenses	29,443	27,856

Operating income	8,104	5,945

Interest expense, net	1,450	5,837
Other income (expense), net	46	86

Income before income taxes and minority interest	6,700	194

Income tax expense (benefit)	2,530	(1,402)

Income before minority interest	4,170	1,596

Minority interest expense	80	97
Net income	$4,090	$1,499

EPS: Basic	$0.19	$0.10
Diluted	$0.19	$0.10

Weighted average shares outstanding:
Basic	21,218	14,818
Diluted	21,358	14,915

Capital expenditures	$2,912	$2,342

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income	$4,090	$1,499
Income tax expense (benefit)	2,530	(1,402)
Interest expense, net	1,450	5,837
Depreciation and amortization	5,058	4,794

EBITDA (1)	$13,128	$10,728

EBITDA margin (EBITDA / net sales)	18.3%	17.1%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$13,128	$10,728
Less: Capital Expenditures	(2,912)	(2,342)

Free Cash Flow (1)	$10,216	$8,386

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA
(Unaudited, in thousands, except per share data)

	Six Months Ended
	June 28, 2008	June 30, 2007

Net sales:
Non-prescription Reading Glasses	$58,553	$55,137
Sunglasses and Prescription Frames	43,794	36,510
Costume Jewlery	7,704	11,035
International	20,737	21,081
Total net sales	130,788	123,763
Cost of sales	61,363	58,125
Gross profit	69,425	65,638

Operating expenses:
Selling expenses	40,245	36,664
General and administrative expenses	12,917	10,036
Amortization of acquired intangibles	2,591	3,086
Abandoned lease charge	-	1,865
Total operating expenses	55,753	51,651

Operating income	13,672	13,987

Interest expense, net	3,222	11,335
Other income, net	54	124

Income before income taxes and minority interest	10,504	2,776

Income tax expense (benefit)	3,960	(866)

Income before minority interest	6,544	3,642

Minority interest expense	267	225
Net income	$6,277	$3,417

EPS: Basic	$0.30	$0.23
Diluted	$0.29	$0.23

Weighted average shares outstanding:
Basic	21,254	14,827
Diluted	21,404	14,926

Capital expenditures	$6,902	$7,938

The table below reconciles EBITDA to net income, the most directly comparable GAAP measure.

Net income	$6,277	$3,417
Income tax expense (benefit)	3,960	(866)
Interest expense, net	3,222	11,335
Depreciation and amortization	10,189	9,368

EBITDA (1)	$23,648	$23,254

EBITDA margin (EBITDA / net sales)	18.1%	18.8%

The table below reconciles Free Cash Flow to the EBITDA table above.

EBITDA	$23,648	$23,254
Less: Capital Expenditures	(6,902)	(7,938)

Free Cash Flow (1)	$16,746	$15,316

See accompanying Notes to Consolidated Statements of Income and Other Selected Data.

FGX INTERNATIONAL
NOTES TO CONSOLIDATED STATEMENTS OF INCOME AND OTHER SELECTED DATA

1.
EBITDA represents net income before interest, income taxes, depreciation and amortization. We believe that EBITDA and Free Cash Flow are performance measures that provide securities analysts, investors and other interested parties with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies in our industry. We further believe that EBITDA is frequently used by securities analysts, investors and other interested parties in their evaluation of companies, many of which present an EBITDA measure when reporting their results.

We believe EBITDA facilitates company to company operating performance comparisons by adjusting for potential differences caused by variations in capital structures (affecting net interest expense), taxation (such as the impact of differences in effective tax rates or net operating losses) and the age and book depreciation of facilities and equipment (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance.

EBITDA has limitations, including that it is not necessarily comparable to other similarly titled financial measures of other companies due to the potential inconsistencies in the method of calculation. It should not be considered either in isolation or as a substitute for analysis of our results as reported under U.S. GAAP. Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our results presented in accordance with U.S. GAAP and using EBITDA only supplementally.

FGX INTERNATIONAL HOLDINGS LIMITED
SELECTED BALANCE SHEET DATA
(Unaudited, in thousands)

	As of	As of
	June 28, 2008	December 29, 2007

Cash and cash equivalents	$3,992	$4,567
Accounts receivable, net	53,861	53,001
Inventories	36,881	33,226
Accounts payable	35,705	27,363
Revolving line of credit	11,500	20,000
Current maturities of long-term obligations	9,483	7,661
Long-term obligations less current maturities	89,030	92,778
Shareholders' equity	24,096	17,333